Exhibit 21.1

Subsidiaries of the Registrant

Name, Jurisdiction	Relationship

Williams Partners Operating LLC, Delaware	100%-owned by Williams Partners L.P.
Williams Partners Finance Corporation, Delaware	100%-owned by Williams Partners L.P.
Carbonate Trend Pipeline LLC, Delaware	100%-owned by Williams Partners Operating LLC
Mid-Continent Fractionation and Storage, LLC, Delaware	100%-owned by Williams Partners Operating LLC
Discovery Producer Services LLC, Delaware	40%-owned by Williams Partners L.P.
Discovery Gas Transmission LLC, Delaware	100%-owned by Discovery Producer Services LLC
Williams Four Corners LLC, Delaware	25.1%-owned by Williams Partners Operating LLC